Exhibit 2(j)

                            SCUDDER GLOBAL FUND, INC.


     On December 3, 1997, the Board of Directors of Scudder Global Fund, Inc. adopted the following amending the By-Laws of the corporation to read as follows:

          RESOLVED, that the first sentence of Article I, Section 14 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are struckout):

               By resolution  adopted by the Board of  Directors,  the Board may
               designate  one  or  more   committees,   including  an  Executive
               Committee, each composed of one two or more Directors.